Exhibit 3.185

STATE OF DELAWARE

LIMITED LIABILITY COMPANY CERTIFICATE OF FORMATION

OF

CENTURY COMMUNITIES OF WASHINGTON, LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

FIRST:	The name of the limited liability company is:

Century Communities of Washington, LLC.

SECOND:	The name of the registered agent and the address of the registered office of the limited liability company in Delaware are:

National Registered Agents, Inc.

160 Greentree Drive, Suite 101

Dover, Delaware 19904

(County of Kent)

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 15th day of March, 2018.

By:	/s/ K. Harsha Krishnan, Authorized Person
K. Harsha Krishnan, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 05:53 PM 03/15/2018 FILED 05:53 PM 03/15/2018 SR 20181956910 – File Number 6799839